Exhibit 10

EMPLOYMENT AGREEMENT, as of July 30, 2003, by and between HI-TECH PHARMACAL CO., INC., a Delaware corporation with offices at 369 Bayview Avenue, Amityville, New York 11701 (the “Corporation”), and WILLIAM PETERS, an individual residing at 107 West 69th Street, #4D, New York, New York 10023 (the “Executive”).

W I T N E S S E T H

WHEREAS, the Corporation desires to secure the services of Executive upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1. Employment. The Corporation hereby employs Executive and Executive hereby accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2. Duties. Executive shall serve as Vice President-Corporate Development of the Corporation and shall properly perform such duties as may be assigned to him from time to time by the Chief Executive Officer and/or Board of Directors of the Corporation. If requested by the Corporation, Executive shall serve on any committee of the Board of Directors without additional compensation. During the term of this Agreement, Executive shall devote substantially all of his available business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors.

Section 3. Term of Employment. The term of Executive’s employment shall commence as of September 8, 2003 and shall continue until July 31, 2005 and shall automatically renew for successive one year terms unless terminated by the Corporation upon six months’ advance written notice to Executive of the Corporation’s decision not to renew the contract, or by Executive, upon 30 days advance written notice to the Corporation, or unless earlier terminated pursuant to the provisions of Section 5 hereof.

Section 4. Compensation of Executive.

4.1. Compensation. As compensation for his services hereunder the Corporation shall pay Executive (i) for the period September 8, 2003 through July 31, 2004 (“Year One”), an annual salary (“Salary”) equal to $175,000 ($3,365.38 per week); and (ii) for the period August 1, 2004 through July 31, 2005 (“Year Two”), an annual salary (“Salary”) equal to $200,000 ($3,846.15 per week). Executive’s compensation after July 31, 2005 shall be adjusted upward annually on August 1 of each year by the greater of 5% or the annual percentage change in the New York City Metropolitan Consumer Price Index or such other agreed upon substitute. The Salary shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations.

4.2. Bonus; Stock Options.

(a) In addition to his annual Salary, Executive shall receive a bonus (“Bonus”) during each year of employment. The Bonus for each of Year One and Year Two shall not be less than $25,000. Such Bonus may be in excess of such amount, as shall be determined by the Compensation Committee or the Board of Directors, in their sole discretion. The Bonus shall be paid in cash within 30 days of August 1 of each year.

(b) During the term of this Agreement, Executive shall receive, at the commencement of Year One, options to purchase fifteen thousand (15,000) shares of the Corporation’s Common Stock, and at the commencement of Year Two, options to purchase twenty-five thousand (25,000) shares of the Corporation’s Common Stock, each in accordance with the terms and provisions of the Corporation’s Amended and Restated Stock Option Plan (the “Plan”). Such options shall vest in 25% increments on the first through fourth anniversaries of the grant date and shall be governed by the terms of the Plan, a copy of which has been provided to Executive.

4.3. Expenses. The Corporation shall pay or reimburse Executive for all reasonable and necessary business, travel or other expenses incurred by him, upon proper documentation thereof, which may be incurred by him in connection with the rendition of the services contemplated hereunder.

4.4. Relocation Expenses. The Corporation shall pay on behalf of Executive all properly documented reasonable and necessary moving expenses incurred by Executive, up to a maximum of $15,000 in connection with the relocation of Executive and his immediate family from New York, New York to Long Island, New York. Such moving expenses shall include expenses incurred for packing and unpacking, moving company charges, attorneys’ fees, inspection costs, title insurance and other closing costs (not including points) for Executive’s new residence. Moving expenses shall not mean any expenses incurred for construction, renovation or maintenance of Executive’s new residence.

4.5. Benefits.

(a) After the commencement of Year One, during the term of this Agreement and all extensions thereto, Executive shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, and group health benefit plans and all other benefits and plans as the Corporation provides to its senior executives, which benefits plans will cover Executive and his dependants.

(b) Effective as of the date hereof, the Corporation shall reimburse Executive for the COBRA payments made to his former employer in order to retain health insurance coverage under his former employer’s group health benefit plan until Executive becomes eligible to participate in the Corporation’s group health benefit plan.

4.6. Life Insurance; Disability Insurance. Upon the commencement of Year one, the Corporation shall procure for Executive, at the Corporation’s expense, term life insurance and long-term disability insurance as more specifically detailed on Exhibit A attached hereto.

4.7. Discretionary Payments. Nothing herein shall preclude the Corporation from paying Executive such bonus or bonuses or other compensation, as the Board of Directors, in its discretion, may authorize from time to time.

Section 5. Termination.

5.1. Termination. This Agreement and Executive’s employment hereunder shall terminate upon Executive’s death or Total Disability, upon termination of employment of Executive For Cause, upon Executive leaving his employment hereunder, or by the Corporation upon six months advanced written notification to Executive of the Corporation’s decision not to renew this Agreement.

5.2. Termination For Cause or Termination By Executive. In the event Executive is discharged For Cause, as hereinafter defined, or if this Agreement is not renewed by the Corporation upon at least 6 months’ advance written notice or Executive leaves his employment hereunder, this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to Executive with respect to this Agreement, except as provided in section 10.7 hereto.

5.3. Definitions. As used herein, the term “For Cause” shall mean (i) Executive’s conviction in a court of law of any crime or offense involving willful misappropriation of money or other property or any other crime which constitutes a felony, whether or not involving the Corporation; (ii) Executive’s willful misconduct, (iii) behavior by Executive which is materially detrimental to the Corporation’s reputation; or (iv) a material breach of his responsibilities under this Agreement.

5.4. Payments. If Executive’s employment is terminated, or if Executive terminates his employment for Good Reason, as defined in this Agreement, then Corporation shall pay to Executive after such termination, severance payments (“Severance”) equal to the sum of (i) Executive’s Salary for the greater of six (6) months or the balance of the term of this Agreement and (ii) the pro rata portion of Executive’s annual bonus, which in no event shall be less than the annual bonus stated in this Agreement for Year Two. The Severance shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations. In addition, the Corporation shall continue to keep in force and effect all health, insurance and welfare benefits for Executive and Executive’s dependents for a period of the lesser of six months from the date of Executive’s termination or until Executive and his dependents are eligible for similar health, insurance and welfare benefits from Executive’s new employer. Executive shall not be entitled to Severance if the Corporation gives six months advance written notice to Executive of the Corporation’s decision not to renew this Agreement, or if Executive’s employment is terminated For Cause, as defined in this Agreement, or if Executive’s employment is terminated due to Executive’s death or Total Disability or if

Executive’s employment is terminated due to a Change in Control, as defined in this Agreement. If Executive’s employment is terminated due to a Change in Control, payments shall be made to Executive in accordance with Section 11 of this Agreement

5.5. Termination for Good Reason. Good Reason shall include any of the following, (i) any assignment of Executive’s duties inconsistent with Executive’s position of Vice President-Corporate Development or which constitutes a significant reduction in authority, responsibilities, or status, (ii) any demotion, including, but not limited to reporting to an individual in the Corporation who is not the Corporation’s CEO or Board of Directors, (iii) requiring Executive to have his principal place of employment more than 15 miles beyond the Corporation’s principal place of business as of the effective date of this Agreement, without providing Executive with relocation benefits at least equal to those set forth in Section 4.4 of this Agreement, (iv) any attempted reduction in Executive’s base salary, or other benefit plans, or the level, amount or value of any accrued benefit, or (v) any attempted reduction, during Year One or Year Two, of Executive’s Bonus or stock option grants.

5.6. Stock Options.

(a) Upon the death or Total Disability of Executive, or in the event Executive is terminated as a result of a Change in Control, all stock options granted to Executive under the Plan (“Stock Options”) shall automatically become fully vested and immediately exercisable.

(b) In the event Executive is terminated without cause, then Executive’s previously granted and unexercised Stock Options shall continue to vest on their regular vesting dates until the date this Agreement would have terminated had there not been a termination without cause.

(c) In the event Executive is terminated For Cause or leaves his employment hereunder, all unexercised Stock Options shall immediately terminate and be forfeited.

(d) In the event there is a conflict between the terms of this Agreement and the Plan, this Agreement shall govern.

Section 6. Disability.

6.1. Total Disability. In the event Executive is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of ninety (90) days in any one hundred twenty (120) day period, Executive shall be deemed to be suffering from a “Total Disability” and the Corporation shall be entitled to terminate this Agreement

6.2. Payment During Disability. In the event Executive is unable to perform his duties hereunder by reason of a disability, which disability does not constitute Total Disability, the Corporation shall continue to pay Executive his Salary during the continuance of such disability. To the extent any Proceeds from a disability insurance policy owned by the Corporation are paid to Executive or his designee, the Corporation shall receive a credit against its obligations under this Section 6.2 in an amount equal to the Proceeds.

Section 7. Vacations. The Executive shall be entitled to a vacation of four (4) weeks for each of Year One and Year Two and all extensions thereof, during which period his Salary shall be paid in full. The Executive shall take his vacation at such time or times as Executive and the Corporation shall determine is mutually convenient.

Section 8. Disclosure of Confidential Information.

8.1. Disclosure. Executive hereby acknowledges that the principal business of the Corporation is the marketing and distribution of generic and branded pharmaceutical products and such other businesses as the Corporation may conduct from time to time (the “Business”). Executive acknowledges that he will acquire confidential information concerning the Corporation, the Business, its products, know-how, customers and plans and that, among other things, his knowledge of the Business will be enhanced through his employment by the Corporation. Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence.

8.2. Confidentiality. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time during or after the term of Executive’s employment with the Corporation, directly or indirectly, use for Executive’s own benefit or any other party’s benefit, or reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain. Confidential information shall not include information which was previously known by Executive, information which was given to Executive by any third party under no obligation of confidentiality, or information which Executive is required to disclose as a result of a governmental investigation or by a court order. Executive agrees that all materials or copies thereof containing confidential information of the Corporation in Executive’s custody or possession will not, at any time, be removed from the Corporation’s premises without the prior written consent of the Chief Executive Officer of the Corporation and shall be delivered to the Corporation upon the earlier of (i) a request by the Corporation or (ii) the termination of Executive’s employment with the Corporation. After such delivery, Executive shall not retain any such materials or copies thereof.

8.3. Survival. The provisions of this Section 8 shall survive Executive’s employment hereunder for a period of three years.

Section 9. Conflicts of Interest; Insider Trading.

9.1. Conflicts of Interest. In order to avoid actual or apparent conflicts of interest, except with the Corporation’s consent, Executive shall not have any direct or indirect ownership or financial interest in any company, person or entity which is: (i) a service provider to, or vendor of, the Corporation; (ii) a customer of the Corporation; or (iii) a competitor of the

Corporation. Executive shall not be deemed to have any direct or indirect ownership or financial interest for any such interest that does not exceed two percent (2%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

9.2. General Requirements. The Executive shall observe such lawful policies of the Corporation as may from time to time apply.

9.3. Insider Trading. Considering that the Corporation is a publicly-traded corporation, Executive hereby agrees that Executive shall comply with any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Corporation’s business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Corporation. The Executive hereby agrees to immediately notify the Corporation’s Compliance Officer in accordance with the Corporation’s Insider Trading Policy prior to Executive’s acquisition or disposition of the Corporation’s securities.

Section 10. Indemnification.

10.1. Indemnification. The Corporation hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by the Corporation’s Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or any other applicable law, as any or all may be amended from time to time. Such reimbursements shall include but not be limited to Executive’s reasonable and necessary out of pocket expenses including attorneys fees, settlement payments and any other such costs and expenses.

10.2. Directors and Officers Policy. The Corporation shall ensure that its Directors’, Officers’, Insured Entity and Employment Practices Liability Insurance policy (“D&O Policy”) shall cover Executive as an Insured Person, as such term is defined in the D&O Policy. Such D&O Policy is currently in effect and the Corporation knows of no reason why such policy would be terminated or allowed to lapse. If so, the Corporation shall immediately notify Executive of such policy termination.

10.3. Undertaking. To the extent that the Corporation advances payment for any fees or expenses to Executive pursuant to this Section 10, such advance shall be accompanied by a written undertaking by Executive to repay such amounts if it shall be ultimately determined by a court of competent jurisdiction in a final disposition, that Executive (i) is not entitled to be indemnified by the Corporation or (ii) that the amount advanced exceeded the indemnification to which he is entitled, in which case the amount of such excess shall be repaid to the Corporation.

10.4. Notice. As a condition precedent to his right to be indemnified hereunder, Executive shall give the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement.

10.5. Cooperation. Executive shall fully cooperate with the Corporation in connection with any matter, which results in the assertion of a claim by Executive for indemnification hereunder. The Corporation shall be entitled at its own expense to participate in the defense of any proceeding, claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by the Corporation, subject to the consent of Executive, which consent shall not be unreasonably withheld or delayed.

10.6. Exceptions. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim:

(a) For which payment is actually made to Executive under valid and collectable insurance policies, premiums for which are paid by the Corporation or any of its affiliates, except in respect of any deductible and excess beyond the amount of payment under such insurance;

(b) For which Executive is indemnified by the Corporation otherwise than pursuant to this Agreement, provided such amount has previously been paid to Executive;

(c) Brought about or contributed to by the dishonesty of Executive seeking payment hereunder; and

(d) By Executive who acts as a plaintiff suing the Corporation, its affiliates or other directors, officers or shareholders of the Corporation or its affiliates or other directors or officers of the Corporation or its affiliates except with regard to Executive’s successful enforcement of Section 10.1 hereof.

10.7. Survival. The obligations of the Corporation hereunder will survive (i) any actual or purported termination of this Agreement by the Corporation or its successors or assigns, whether by operation of law or otherwise, (ii) any change in the Corporation’s Certificates of Incorporation or By-laws, and (iii) termination of Executive’s services to the Corporation or its affiliates (whether such services were terminated by the Corporation, such affiliate or Executive), if such claim arises as a result of an occurrence prior to the termination of this Agreement, whether or not a claim is made or an action or proceeding is threatened or commenced before or after the actual or purported termination of this Agreement, change in the Corporation’s Certificate of Incorporation or By-laws, or termination of Executive’s services.

Section 11. Change in Control.

11.1. Payment on Change in Control. The Corporation will provide or cause to be provided to Executive the rights and benefits described below if, during the term of this Agreement, either sixty (60) days prior to, or following, a Change in Control, the Corporation terminates Executive’s employment for other than For Cause or Executive’s death or Total Disability (“Change in Control Termination”). In the event of a Change in Control Termination, the Corporation shall pay or cause its successor to pay to Executive, in cash, in a lump sum, within 15 days, after the Change in Control Termination, an amount equal to 1.5 times Executive’s base compensation which equals the sum of the following: (i) Executive’s annual salary on the day preceding the Change in Control Termination, plus (ii) Executive’s annual bonus for the year immediately preceding the Change in Control Termination. In addition, following a Change in Control Termination, at no cost to Executive, the Corporation shall maintain for Executive and Executive’s dependents, all health, insurance and welfare benefits for the lesser of 6 months or until Executive and his dependents are eligible for similar health, insurance and welfare benefits from Executive’s new employer. The Corporation shall also pay to Executive upon the Change in Control Termination, all previously unpaid salary and any bonuses earned through the Change in Control Termination date, plus any accrued but unused vacation days. This Section shall not apply in the event the Corporation has already elected prior to the Change in Control, by six months’ advance written notice, not to renew this Agreement.

11.2. Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events;

(a) Acquisition of Stock by Third Party. Any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Corporation representing forty (40%) percent or more of the combined voting power of the Corporation’s then outstanding securities and such Person initiates actions to cause the Corporation to enter into a transaction or series of transactions with such Person or a third party without the prior consent or request of the Board of Directors;

(b) Change in Board of Directors. The date when Continuing Directors cease to be a majority of the Directors then in office, it being understood that it shall not be deemed a Change in Control as long as the majority of the Directors were nominated by the Continuing Directors;

(c) Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

(d) Liquidation. The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

(e) Certain Definitions. For purposes of this Section 11, the following terms shall have the following meanings:

(i) “Person” shall have the meaning as set forth in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the

Corporation, (iii) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, and (iv) any members of the Seltzer family, including affiliates, trusts and foundations for the benefit of Seltzer family members.

(ii) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(iii) “Continuing Directors” as used in this Agreement shall mean the persons who constitute the Board of Directors of the Corporation on the date hereof together with their successors whose nominations were approved by a majority of Continuing Directors.

Section 12. Miscellaneous.

12.1. Injunctive Relief. Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive herein shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

12.2. Assignment. Neither Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement, except as provided in Section 10.5 hereof.

12.3. Entire Agreement. This Agreement constitutes and embodies the entire and complete understanding and agreement of the parties with respect to Executives’ employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between Executive and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

12.4. Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors.

12.5. Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by fax or certified, mail, postage prepaid, to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

12.7. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement may be brought in the United States Federal Courts in the State of New York or the state courts, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought in the State of New York shall lie in the United States Federal Courts in the Eastern District or any state court located in Nassau County, New York, as the case may be. By its execution hereof, the parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. The parties hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

12.8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

HI-TECH PHARMACAL CO., INC.

s/ David Seltzer
By: David Seltzer, President and Chief Executive Officer Dated: 7/30/03

s/ William Peters
WILLIAM PETERS Dated: 7/31/03

EXHIBIT A

Description of Life Insurance and Disability Insurance

Term Life Insurance Policy with death benefit of $1,000,000, but in no event, at a cost to the Corporation of greater than $1,500 per annum.

Long-term Disability Policy with annual benefit of 60% of Executive’s Salary up to age 65, but in no event, at a cost to the Corporation of greater than $4,000 per annum.